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                                                     EXHIBIT 10(i)

                            THE HERTZ CORPORATION



                                                      April 15, 1994

The Hertz Corporation
225 Brae Boulevard
Park Ridge, NJ  07656


Re:  SPECIAL SUPPLEMENTAL EXECUTIVE PENSION BENEFIT

Dear _______________:

This letter agreement confirms the understanding reached between you and The Hertz Corporation (the "Company") regarding the terms and conditions of the special supplemental executive pension benefit arrangement for you that has been approved and adopted by the Board of Directors of the Company, effective as of January 1, 1992, which are as follows:

1.   Amount of Supplemental Executive Pension Benefit
     Payable on Retirement on or after Age 65

     Subject to the terms and conditions of this agreement, if you remain employed by the Company until your 65th birthday, you shall become eligible to receive an additional annual supplemental executive pension benefit ("SEP Benefit") in the form of a single life annuity (subject to the limited 10-year period certain provisions set forth in Paragraph 3 below), payable in equal monthly installments commencing on the first of the month coincident with or next following the effective date of your retirement as an employee in the Company on or after your 65th birthday and continuing thereafter until your death. This SEP benefit shall be equal to the excess of (a) over (b), where:

     (a) is the annual benefit that, when expressed in the form of a single life annuity (subject to the limited 10-year-period certain provisions set forth in Paragraph 3 below), is equal to 50% of your Final Average Earnings, determined in accordance with the definition of "Earnings" and "Final Average Earnings" in Paragraphs A.3 and A.4 of Schedule A of The Hertz Corporation Account Balance Defined Benefit Pension Plan (the "Basic Plan") as in effect on December 31, 1987 (and as thereafter amended from time to time during your employment), applied in each case;

          -- without regard to Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended from time to time, and
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          --   by including any salary or bonus compensation amounts (if
               any) deferred by you pursuant to The Hertz Corporation Executive Deferred Compensation Plan based on the year in which such amounts are earned (but excluding any interest or other earnings credited under such plan with respect to such deferred amounts); and

     (b) is the sum of your accrued annual pension benefits, expressed in the form of a single life annuity (with no death benefits) calculated as commencing on the first of the month coincident with or next following the effective date of your retirement on or after your 65th birthday (without any change in otherwise pensionable compensation or earnings), under:

          --   the Basic Plan;

          -- any predecessor plan of the Basic Plan (excluding the Retirement Plan for Employees of the RCA Corporation and Subsidiary Companies);

          -- The Hertz Corporation Supplemental Retirement Savings Plan (the "Basic SERP"); and

          -- any other Company sponsored employee pension or retirement plan, program or arrangement now or hereinafter in effect (excluding Social Security benefits and any deferred or equity/incentive compensation arrangements and excluding this Agreement).

     In the event of your retirement from active employment with the Company as of a date more than one month after your 65th Birthday, the annuity benefit payable hereunder shall be redetermined in accordance with clauses (a) and
     (b) above as of the last day of the last month of your employment but shall not be less than the annual benefit determined under this Paragraph of you 65th birthday frozen as of that date and actuarially adjusted to reflect such delayed retirement (and your resulting reduced life expectancy), based on the actuarial tables and factors used under the Basic Plan.

2. Amounts Payable Upon Termination of Employment Prior to Age 65 Due to Disability, Early Retirement or Otherwise

     (a)  Amounts Payable Upon Termination of Employment Due to  Disability.
          In the event of termination of your employment with the Company prior to attaining your 65th Birthday due to Disability (as defined below), you shall be entitled to a reduced SEP Benefit determined by calculating the amount payable under Paragraph 1 as of the effective date of your termination as if you had attained age 65 (based on your actual service and compensation as of the actual termination date), reducing the amount determined under Paragraph 1(a) above by 0.333%



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          for each full month by which the date of termination due to Disability precedes your 65th birthday.

          For purposes of this Agreement, "Disability: shall mean total and permanent disability as defined under the Company's Long-Term Disability Plan, as determined by an independent physician selected by the Company and reasonably acceptable to you (or your legal representative), provided that you do not return to work on substantially a full-time basis within 30 days after written notice from the Company of an intent to terminate your employment due to Disability.

     (b) Amounts Payable on Early Retirement. In the event of termination of your employment with the Company after attaining your 60th birthday and prior to attaining your 65th birthday due to Early Retirement (as defined below), you shall be entitled to a SEP Benefit determined by calculating the amount payable under Paragraph 1 as of the effective date of your termination as if you had attained age 65 (based on your actual service and compensation as of the actual termination date). For purposes of this Agreement, "Early Retirement" shall mean your retirement as an employee of the Company on such date after attaining your 60th birthday and prior to attaining your 65th birthday as may be mutually agreed upon by you and the Company.

     (c) Other Termination of Employment Prior to Age 65. In the event of a voluntary or involuntary termination of your employment (with or without cause) prior to your 65th birthday by the Company or by you, in either case for any reason other than due to Disability, due to Early Retirement, or due to a death covered by Paragraph 3 below, you shall not be entitled to any SEP Benefit payments hereunder.

3.  Amounts payable in Event of Death

     (a) Death While Still in Service. In the event of your death prior to January 1, 2002 while still in service with the Company, your surviving spouse (if any) (or your estate if there is no surviving spouse at the time of your death) shall be entitled to receive monthly death benefit payments under this Agreement commencing on the first of the month next following your death until (and including) January 1, 2002 equal to the monthly benefit that you would have received under this Agreement:

          -- If you were age 65 or older at your death, calculated as if you had retired on the day immediately preceding the date of your death, and

          -- If you had not yet attained age 65 at your death, calculated as if your employment had been terminated due to Disability on the day immediately preceding the date of your death.
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          In addition, after such January 1, 2002 date, your surviving spouse
          (in any) at the time of your death if still living on January 1, 2002 (but not your estate) shall be entitled, until such spouse's death to a continued monthly benefit equal to 50% of the monthly benefit payable prior to January 1, 2002.

     (b) Death After Retirement, Early Retirement or Termination Due to Disability. In the event of your death prior to January 1, 2002 after retiring form active service with the Company on or after age
          65 (under Paragraph 1 above) or a termination of your employment due to Disability (under Paragraph 2(a) above) or due to Early Retirement (under Paragraph 2(b) above); (i) your surviving spouse (if any) (or your estate if there is no surviving spouse at the time of your death) shall be entitled to receive monthly death benefit payments under this agreement commencing on the first of the month next following your death until (and including) January 1, 2002 equal to the monthly benefit that you were receiving under this Agreement at the time of your death, unless, (ii) in lieu of such benefit, you elect at the time of your retirement or termination (in a written notification filed with the Company) to have the Company instead pay a death benefit, to your surviving spouse only, equal to 50% of the monthly death benefit otherwise payable hereunder, with such monthly death benefit being payable for the life of the surviving spouse only.


          If you make such an election and you are not survived by your spouse at the time of your death, such election will be treated as void and your estate shall be entitled to whatever death benefit (if any) would have otherwise been payable hereunder if no such election had been made.


4.  Non-Compete, Non-Solicit and Confidentially Provisions

    Payment of the SEP benefits provided for hereunder shall be subject to your compliance with whatever non-compete, employee and customer non-solicitation and business information confidentiality requirements are otherwise applicable to you.

5.  Unfunded Status of SEP Benefit

    The SEP benefit provided hereunder is intended to constitute an "unfunded" deferred pension benefit arrangement, and no provisions contained in this Agreement shall give you any rights with respect to such benefit that are greater than those of a general creditor.

6.  Impact on Employment Rights

    Neither this Agreement nor any action taken pursuant to such Agreement shall be construed as:

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April 15, 1994
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     --   giving you any right to be retained in the employ of the Company;

     -- affecting any existing rights of the Company to terminate your employment with or without cause, or

     -- interfering with any other rights created under any other program, agreement or arrangement.

7.   Taxes

     Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to you shall be subject to withholding of such amounts relating to Federal, state and local taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

8.   Disputes:  Enforcement of Rights

     All reasonable legal and other fees and expenses incurred by you in connection with any disputed claim regarding any right or benefit provided for in this Agreement shall be paid by the Company, to the extent permitted by law, provided that you are successful in whole or in part as to such disputed claim as the result of litigation, arbitration or settlement.

9.   Assignability,  Binding Nature

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and assigns.

     None of your rights or obligations under this Agreement may be assigned or transferred by you other than your rights to benefits hereunder, which may be transferred only by will or operation of law, subject in each case to the limitations of this Agreement.

     No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

10.  Entire Agreement;  Amendment of Waiver

     This Agreement, subject to the terms of any other Company pension plan(s), program(s) and arrangement(s) if and to the extent such terms are in writing and, under Paragraphs
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April 15, 1994
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     1 and 2 above, are expressly incorporated herein by reference, contains the entire agreement between the parties hereto concerning the special supplemental executive pension benefit provided hereunder, and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Company and you with respect thereto.

     No provision in this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing and signed by you and a duly authorized officer of the Company. No waiver by either party hereto or any breach by the other party or any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.

II.  Other Provisions

     (a) In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable, in whole or in part, for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     (b) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without reference to conflict of law principles.

     (c) Any notice given to either party to this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, in each case duly addressed to the party concerned at such party's principal current mailing address.

     (d) The paragraph headings contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

                                                THE HERTZ CORPORATION


                                                By:__________________________
                                                        S. W. Staebler
                                                        Secretary

AGREED:


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